CERTIFICATE OF MERGER OF ATE INVESTMENT, INC. a New Jersey Corporation, INTO ATE II, INC. a Delaware Corporation

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            ATE II, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

            FIRST:       That the name and state of incorporation of each of the constituent corporations of the merger are as follows:

NAME	STATE OF INCORPORATION
ATE Investment, Inc.	New Jersey
ATE II, Inc.	Delaware

            SECOND:       That a Plan and Agreement of Merger among the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations and their respective stockholders in accordance with the requirements of subsection (c) of Section 251 of the General Corporation Law of the State of Delaware (the "GCL") and the applicable provisions of the New Jersey Business Corporation Act.

            THIRD:       That the surviving corporation shall be ATE II, Inc., a Delaware corporation (the "Surviving Corporation"), and the name of the corporation shall be changed to ATE Investment, Inc." so that the name of the Surviving Corporation shall be "ATE Investment, Inc." and said certificate of incorporation of the Corporation as immediately in effect prior to the effective time of the merger, as so amended, and the bylaws of the Corporation as in effect immediately prior to the effective time of the merger shall be the Certificate of Incorporation and bylaws, respectively, of the Surviving Corporation.

            FIFTH:       That the executed agreement of merger is on file at an office of the Surviving Corporation. The address of the office of the Surviving Corporation at which a copy of the executed agreement of merger is on file is 800 King Street, Wilmington, Delaware, 19899.

            SIXTH:       That a copy of the agreement of merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

            SEVENTH:       The authorized capital stock of ATE Investment, Inc, the New Jersey corporation is 2,500 shares of common stock, no par value.

            EIGHTH:       That the effective date and time of the merger shall be 11:59p.m. on March 14th , 2002.

            IN WITNESS WHEREOF, ATE II, Inc. has caused this certificate to be signed by its authorized officer this 12th day of March, 2002.

ATE II, INC. By: /s/ John C. van Roden, Jr. Name: John C. van Roden, Jr. Title: Senior Vice President